Exhibit (a)(5)(ii)

LMP Corporate Loan Fund Inc.

Announces Final Results of Issuer Tender Offer for Auction Rate Preferred Stock

New York, NY (June 29, 2015) — LMP Corporate Loan Fund Inc. (the “Fund”) (NYSE: TLI) announced today the final results for its issuer tender offer for up to 100% of its outstanding Auction Rate Cumulative Preferred Stock, Series A and Series B (“ARPS”) at a price equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the termination date of the tender offer. The Fund’s tender offer expired on Tuesday, June 23, 2015 at 5:00 p.m. New York City time. All shares that were validly tendered and not withdrawn during the offering period have been accepted for payment.

The Fund has accepted for payment 686 Series A ARPS and 679 Series B ARPS, which represent 98.00% of outstanding Series A ARPS and 97.00% of outstanding Series B ARPS. In aggregate, the Fund has accepted for payment 1,365 ARPS, which represent 97.50% of its outstanding ARPS. Payment for such shares was made on June 26, 2015. The ARPS that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

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LMP Corporate Loan Fund Inc. is a non-diversified, closed-end management investment company. The Fund’s investment objective is to maximize current income consistent with prudent efforts to preserve capital. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

© 2015 Legg Mason Investor Services, LLC. Member FINRA, SIPC